Exhibit 99.1

Contact:	Jim Gustafson

Investor Relations

DaVita Inc.

(310) 536-2585

DaVita Inc. 4th Quarter 2016 Results

Denver, Colorado, February 16, 2017 – DaVita Inc. (NYSE: DVA) today announced results for the quarter and year ended December 31, 2016.

•	Net income attributable to DaVita Inc. for the quarter and year ended December 31, 2016 was $158 million, or $0.80 per share and $880 million, or $4.29 per share, respectively.

•	Adjusted net income attributable to DaVita Inc. for the quarter and year ended December 31, 2016, excluding the non-GAAP items described below, was $192 million, or $0.98 per share, and $789 million, or $3.85 per share, respectively.

•	Additionally, adjusted net income attributable to DaVita Inc. for the quarter and year ended December 31, 2016, excluding the non-GAAP items described below and further excluding the amortization of intangible assets associated with acquisitions, was $222 million, or $1.13 per share, and $897 million, or $4.38 per share, respectively.

•	Net (loss) income attributable to DaVita Inc. for the quarter and year ended December 31, 2015 was $(6) million, or $(0.03) per share, and $270 million, or $1.25 per share, respectively.

•	Adjusted net income attributable to DaVita Inc. for the quarter and year ended December 31, 2015, excluding the non-GAAP items described below, was $214 million, or $1.01 per share, and $828 million, or $3.83 per share, respectively.

•	Additionally, adjusted net income attributable to DaVita Inc. for the quarter and year ended December 31, 2015, excluding the non-GAAP items described below and further excluding the amortization of intangible assets associated with acquisitions, was $239 million, or $1.12 per share, and $930 million, or $4.30 per share, respectively.

The Company’s adjusted net income attributable to DaVita Inc., adjusted diluted net income per share, adjusted operating income, adjusted effective income tax rate attributable to DaVita Inc. and free cash flow discussed above and below (collectively its “non-GAAP measures”) exclude the effect of certain items that are reconciled to their most comparable GAAP measures at Notes 2, 3, 4 and 5 hereto.

For the quarter ended December 31, 2016, these non-GAAP measures excluded a goodwill impairment charge related to our vascular access reporting unit and an impairment of a minority equity investment (as discussed below), as well as an additional estimated accrual for damages and liabilities associated with our pharmacy business.

For the year ended December 31, 2016, these non-GAAP measures excluded the non-GAAP items mentioned above as well as goodwill impairment charges on certain DaVita Medical Group (DMG) reporting units, a gain on changes in ownership interest upon the formation of our Asia Pacific dialysis joint venture (APAC JV), a gain on the sale of a portion of our Tandigm ownership interest, a loss on the sale of our DMG Arizona business, and estimated accruals for damages and liabilities associated with our pharmacy and DMG Nevada hospice business.

For the quarter ended December 31, 2015, these non-GAAP measures excluded estimated goodwill and other intangible asset impairment charges and an estimated accrual for damages and liabilities associated with our pharmacy business. For the year ended December 31, 2015, these non-GAAP measures also excluded the debt redemption charges and a settlement charge related to a private civil suit.

Financial and operating highlights include:

•	Cash flow: For the quarter and year ended December 31, 2016, operating cash flow was $482 million and $1.963 billion, respectively, and free cash flow was $329 million and $1.412 billion, respectively. For the definition of free cash flow, see Note 5 to the reconciliation of non-GAAP measures.

•	Operating income and adjusted operating income: Operating income for the quarter ended December 31, 2016 was $381 million, and adjusted operating income for the quarter was $445 million. Operating income for the year ended December 31, 2016 was $1.895 billion, and adjusted operating income for the year was $1.849 billion.

In connection with the acquisition of DMG, we recorded receivables against the acquisition escrow balance to offset specific potential tax liabilities. Certain of these potential tax liabilities expired, resulting in the reduction of this asset during the third and fourth quarters of 2016. This negatively impacted operating income by $4 million and $31 million for the quarter and year-ended December 31, 2016, respectively, and is included in our general and administrative expenses. The reduction in operating income was directly offset by a reduction in income tax expense due to the expiration of the corresponding tax liabilities.

Operating income for the quarter ended December 31, 2015 was $245 million, and adjusted operating income for the quarter was $474 million. Operating income for the year ended December 31, 2015 was $1.171 billion and adjusted operating income for the year was $1.898 billion.

•	Volume: Total U.S. dialysis treatments for the fourth quarter of 2016 were 6,889,069, or 87,203 treatments per day, representing a per day increase of 3.7% over the fourth quarter of 2015. Normalized non-acquired treatment growth in the fourth quarter of 2016 as compared to the fourth quarter of 2015 was 4.0%.

The number of member months for which DMG provided care during the fourth quarter of 2016 was approximately 2.3 million, of which approximately 1.0 million, 1.0 million and 0.3 million related to senior, commercial and Medicaid members, respectively.

•	Goodwill and other asset impairment charges: During the quarter ended December 31, 2016, we determined that circumstances indicated it had become more likely than not that the goodwill of our vascular access reporting unit had become impaired. These circumstances included changes in governmental reimbursement and our expected ability to mitigate them. We have performed the required valuations to estimate the fair value of the net assets and implied goodwill of this reporting unit with the assistance of a third-party valuation firm. Based on this assessment, we recorded a goodwill impairment charge of $28 million, of which $8 million was attributed to noncontrolling interests. In addition, we recognized an income tax benefit of $7 million related to this charge.

During the fourth quarter of 2016, we also recognized an impairment charge of $15 million on a minority equity investment within our international business, offset by an income tax benefit of $5 million related to this charge.

•	Effective tax rate: Our effective tax rate was 32.3% and 30.6% for the quarter and year ended December 31, 2016, respectively. The effective tax rate attributable to DaVita Inc. was 36.3% and 34.1% for the quarter and year ended December 31, 2016, respectively.

Our effective tax rate for the quarter ended December 31, 2016 was impacted by a non-deductible portion of the estimated accrual associated with our pharmacy business and an adjustment to reduce a receivable associated with the DMG acquisition escrow provision relating to an income tax item. Our effective tax rate for the year ended December 31, 2016 was impacted by the foregoing items as well as partially deductible and non-deductible goodwill impairment charges, the loss on the sale of our DMG Arizona business, a non-deductible portion of the estimated accruals associated with our DMG Nevada hospice and pharmacy businesses, a gain on the APAC JV ownership changes, the adjustments related to the reduction in the receivables associated with the DMG acquisition escrow provision relating to income tax items, and the amount of third-party owners’ income attributable to non-tax paying entities.

The adjusted effective tax rate attributable to DaVita Inc. for the quarter and year ended December 31, 2016, excluding these items from their respective periods was 36.5% and 38.4%, respectively. The decrease in our adjusted effective tax rate attributable to DaVita Inc. compared to the third quarter of 2016 of 40.0% is due to a decrease in the state tax rate and related true-ups.

•	Center activity: As of December 31, 2016, we provided dialysis services to a total of approximately 203,000 patients at 2,504 outpatient dialysis centers, of which 2,350 centers were located in the United States and 154 centers were located in 11 countries outside of the United States. During the fourth quarter of 2016, we opened a total of 27 new dialysis centers and acquired four dialysis centers in the United States. We also acquired ten dialysis centers and opened five new dialysis centers outside of the United States.

•	Share repurchases: During the quarter ended December 31, 2016, we repurchased a total of 6,718,658 shares of our common stock for $416 million, or an average price of $61.96 per share. During the year ended December 31, 2016, we repurchased 16,649,090 shares of our common stock for $1.1 billion, or an average price of $64.41 per share. We have not repurchased any shares of our common stock subsequent to December 31, 2016. As a result of these transactions, as of February 16, 2017 we have a total of approximately $677 million in outstanding Board repurchase authorizations.

•	Settlement: In the first quarter of 2017, we reached an agreement with the government for $538 million for amounts owed to us for dialysis services provided over several years to patients covered by the Veterans’ Administration. This one-time gain, subject to taxes and consideration of noncontrolling interests, is expected to be recognized in the first quarter of 2017 and is excluded from our 2017 adjusted operating income guidance.

Outlook

The following forward-looking measures and the underlying assumptions involve significant risks and uncertainties, including those described below, and actual results may vary significantly from these current forward-looking measures. We do not provide guidance for consolidated operating income, Kidney Care operating income or effective tax rate attributable to DaVita Inc. on a GAAP basis nor a reconciliation of those forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These non-GAAP financial measures do not include certain items, including the anticipated gain related to the government settlement.

•	We expect our adjusted consolidated operating income guidance for 2017 to be in the range of $1.635 billion to $1.775 billion.

•	We expect our adjusted operating income guidance for Kidney Care for 2017 to be in the range of $1.525 billion to $1.625 billion.

•	We expect our operating income guidance for DMG for 2017 to be in the range of $110 million to $150 million.

•	We expect our consolidated adjusted operating cash flow for 2017 to be in the range of $1.750 billion to $1.950 billion which includes the net benefit of the anticipated VA payment.

•	We expect our 2017 adjusted effective tax rate attributable to DaVita Inc. to be approximately 39.5% to 40.5%.

We will be holding a conference call to discuss our results for the fourth quarter ended December 31, 2016 on February 16, 2017 at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9087 from outside the U.S. A replay of the conference call will be available on our website at investors.davita.com, for the following 30 days.

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation statements related to our guidance and expectations for our 2017 consolidated operating income, our 2017 Kidney Care operating income, DMG’s 2017 operating income, our 2017 consolidated operating cash flows, our 2017 effective tax rate attributable to DaVita Inc., the timing of recognition of the government settlement and our estimated charges and accruals. Factors that could impact future results include the uncertainties associated with the risk factors set forth in our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2015, our subsequent quarterly and annual reports, and our current reports on Form 8-K. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include, but are not limited to, and are qualified in their entirety by reference to the full text of those risk factors in our SEC filings relating to:

•	the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number of patients under such plans, which may result in the loss of revenues or patients, and the extent to which the ongoing implementation of healthcare exchanges or changes in regulations or enforcement of regulations, including but not limited to those regarding the exchanges, results in a reduction in reimbursement rates for our services from and/or the number of patients enrolled in higher-paying commercial plans,

•	a reduction in government payment rates under the Medicare End Stage Renal Disease program or other government-based programs,

•	the impact of the Medicare Advantage benchmark structure,

•	risks arising from potential federal and/or state legislation or regulation that could have an adverse effect on our operations and profitability,

•	the impact of the 2016 Congressional and Presidential elections on the current health care marketplace and on our business, including with respect to the future of the Affordable Care Act, the exchanges and many other core aspects of the current health care marketplace,

•	changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing,

•	legal compliance risks, including our continued compliance with complex government regulations and the provisions of our current corporate integrity agreement and current or potential investigations by various government entities and related government or private-party proceedings, and restrictions on our business and operations required by our corporate integrity agreement and other settlement terms, and the financial impact thereof,

•	continued increased competition from large- and medium-sized dialysis providers that compete directly with us,

•	our ability to maintain contracts with physician medical directors, changing affiliation models for physicians, and the emergence of new models of care introduced by the government or private sector, that may erode our patient base and reimbursement rates, such as accountable care organizations, independent practice associations and integrated delivery systems,

•	our ability to complete acquisitions, mergers or dispositions that we might be considering or announce, or to integrate and successfully operate any business we may acquire or have acquired, including DMG, or to expand our operations and services to markets outside the United States, or to businesses outside of dialysis and DMG’s business,

•	the variability of our cash flows,

•	the risk that we might invest material amounts of capital and incur significant costs in connection with the growth and development of our international operations, yet we might not be able to operate them profitably anytime soon, if at all,

•	risks arising from the use of accounting estimates, judgments and interpretations in our financial statements,

•	the risk that laws regulating the corporate practice of medicine could restrict the manner in which DMG conducts its business,

•	the risk that the cost of providing services under DMG’s agreements may exceed our compensation,

•	the risk that reductions in reimbursement rates, including Medicare Advantage rates, and future regulations may negatively impact DMG’s business, revenue and profitability,

•	the risk that DMG may not be able to successfully establish a presence in new geographic regions or successfully address competitive threats that could reduce its profitability,

•	the risk that a disruption in DMG’s healthcare provider networks could have an adverse effect on DMG’s business operations and profitability,

•	the risk that reductions in the quality ratings of health maintenance organization plan customers of DMG could have an adverse effect on DMG’s business, or

•	the risk that health plans that acquire health maintenance organizations may not be willing to contract with DMG or may be willing to contract only on less favorable terms.

We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

This release contains non-GAAP financial measures. For reconciliations of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see the attached reconciliation schedules. For the reasons stated in the reconciliation schedules, we believe our presentation of non-GAAP financial measures provides useful supplemental information for investors.

DAVITA INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Patient service revenues	$2,645,520	$2,430,851	$10,354,161	$9,480,279
Less: Provision for uncollectible accounts	(115,165)	(113,279)	(451,353)	(427,860)

Net patient service revenues	2,530,355	2,317,572	9,902,808	9,052,419
Capitated revenues	864,516	865,543	3,518,679	3,509,095
Other revenues	320,871	350,474	1,323,618	1,220,323

Total net revenues	3,715,742	3,533,589	14,745,105	13,781,837

Operating expenses and charges:
Patient care costs and other costs	2,695,749	2,515,131	10,646,736	9,824,834
General and administrative	412,484	408,882	1,592,698	1,452,135
Depreciation and amortization	188,777	163,330	720,252	638,024
Provision for uncollectible accounts	1,821	2,743	11,677	9,240
Equity investment income	(7,925)	(7,601)	(13,044)	(18,325)
Goodwill and other asset impairment charges	43,408	206,169	296,408	210,234
Gain on changes in ownership interests, net	—	—	(404,165)	—
Settlement charge	—	—	—	495,000

Total operating expenses and charges	3,334,314	3,288,654	12,850,562	12,611,142

Operating income	381,428	244,935	1,894,543	1,170,695
Debt expense	(104,023)	(103,259)	(414,382)	(408,380)
Debt redemption charges	—	—	—	(48,072)
Other income, net	667	4,631	8,734	8,893

Income before income taxes	278,072	146,307	1,488,895	723,136
Income tax expense	89,802	111,833	455,813	295,726

Net income	188,270	34,474	1,033,082	427,410
Less: Net income attributable to noncontrolling interests	(30,544)	(40,474)	(153,208)	(157,678)

Net income (loss) attributable to DaVita Inc.	$157,726	$(6,000)	$879,874	$269,732

Earnings per share:
Basic net income (loss) per share attributable to DaVita Inc.	$0.81	$(0.03)	$4.36	$1.27

Diluted net income (loss) per share attributable to DaVita Inc.	$0.80	$(0.03)	$4.29	$1.25

Weighted average shares for earnings per share:
Basic	193,999,701	208,762,717	201,641,173	211,867,714

Diluted	196,743,187	208,762,717	204,904,656	216,251,807

DAVITA INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited)

(dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net income	$188,270	$34,474	$1,033,082	$427,410

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on interest rate swap and cap agreements:
Unrealized gains (losses) on interest rate swap and cap agreements	4,568	(2,177)	(3,670)	(12,241)
Reclassifications of net swap and cap agreements realized losses into net income	1,265	739	2,566	3,111
Unrealized gains (losses) on investments:
Unrealized (losses) gains on investments	(561)	(45)	1,427	(1,413)
Reclassification of net investment realized gains into net income	(279)	(1)	(423)	(377)
Unrealized losses on foreign currency translation:
Foreign currency translation adjustments	(45,000)	(4,007)	(39,614)	(23,889)
Reclassification of foreign currency translation adjustment realized losses into net income	2,574	—	10,087	—

Other comprehensive loss	(37,433)	(5,491)	(29,627)	(34,809)

Total comprehensive income	150,837	28,983	1,003,455	392,601
Less: Comprehensive income attributable to noncontrolling interests	(30,527)	(40,474)	(153,398)	(157,678)

Comprehensive income (loss) attributable to DaVita Inc.	$120,310	$(11,491)	$850,057	$234,923

DAVITA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(dollars in thousands)

	Year ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$1,033,082	$427,410
Adjustments to reconcile net income to net cash provided by operating activities:
Settlement charge	—	495,000
Settlement payments	—	(493,775)
Depreciation and amortization	720,252	638,024
Debt redemption charges	—	48,072
Goodwill and other asset impairment charges	296,408	210,234
Stock-based compensation expense	38,338	56,664
Tax benefits from stock award exercises	28,397	45,749
Excess tax benefits from stock award exercises	(13,251)	(28,157)
Deferred income taxes	52,010	61,744
Equity investment income, net	17,766	9,293
Gain on changes in ownership interests, net	(404,165)	—
Other non-cash charges	(7,338)	44,691
Changes in operating assets and liabilities, other than from acquisitions and divestitures:
Accounts receivable	(152,240)	(202,867)
Inventories	22,920	(48,313)
Other receivables and other current assets	(54,038)	32,761
Other long-term assets	35,893	3,723
Accounts payable	11,897	30,998
Accrued compensation and benefits	68,272	54,950
Other current liabilities	176,494	113,470
Income taxes	62,230	24,175
Other long-term liabilities	30,517	33,354

Net cash provided by operating activities	1,963,444	1,557,200

Cash flows from investing activities:
Additions of property and equipment	(829,095)	(707,998)
Acquisitions	(563,856)	(96,469)
Proceeds from asset and business sales	64,725	19,715
Purchase of investments available for sale	(13,539)	(8,783)
Purchase of investments held-to-maturity	(1,133,192)	(1,709,883)
Proceeds from sale of investments available for sale	18,963	2,058
Proceeds from investments held-to-maturity	1,240,502	1,637,358
Purchase of equity investments	(27,096)	(17,911)
Proceeds from sale of equity investments	40,920	—
Distributions received on equity investments	—	129

Net cash used in investing activities	(1,201,668)	(881,784)

Cash flows from financing activities:
Borrowings	51,991,490	54,541,988
Payments on long-term debt and other financing costs	(52,115,932)	(53,922,290)
Deferred financing and debt redemption costs	(188)	(76,672)
Purchase of treasury stock	(1,097,822)	(549,935)
Distributions to noncontrolling interests	(192,401)	(174,635)
Stock award exercises and other share issuances, net	23,543	26,155
Excess tax benefits from stock award exercises	13,251	28,157
Contributions from noncontrolling interests	47,590	54,644
Purchase of noncontrolling interests	(21,512)	(66,382)

Net cash used in financing activities	(1,351,981)	(138,970)
Effect of exchange rate changes on cash and cash equivalents	4,276	(2,571)

Net (decrease) increase in cash and cash equivalents	(585,929)	533,875
Cash and cash equivalents at beginning of the year	1,499,116	965,241

Cash and cash equivalents at end of the period	$913,187	$1,499,116

DAVITA INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands, except per share data)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$913,187	$1,499,116
Short-term investments	310,198	408,084
Accounts receivable, less allowance of $252,056 and $264,144	1,917,302	1,724,228
Inventories	164,858	185,575
Other receivables	453,483	435,885
Other current assets	210,604	190,322
Income taxes receivable	10,596	60,070

Total current assets	3,980,228	4,503,280
Property and equipment, net of accumulated depreciation of $2,832,160 and $2,397,007	3,175,367	2,788,740
Intangible assets, net of accumulated amortization of $940,731 and $770,691	1,527,767	1,687,326
Equity investments	502,389	78,368
Long-term investments	103,679	89,122
Other long-term assets	44,510	73,560
Goodwill	9,407,317	9,294,479

	$18,741,257	$18,514,875

LIABILITIES AND EQUITY
Accounts payable	$522,415	$513,950
Other liabilities	856,847	682,123
Accrued compensation and benefits	815,761	741,926
Medical payables	336,381	332,102
Current portion of long-term debt	165,041	129,037

Total current liabilities	2,696,445	2,399,138
Long-term debt	8,947,327	9,001,308
Other long-term liabilities	465,358	439,229
Deferred income taxes	809,128	726,962

Total liabilities	12,918,258	12,566,637
Commitments and contingencies:
Noncontrolling interests subject to put provisions	973,258	864,066
Equity:
Preferred stock ($0.001 par value, 5,000,000 shares authorized; none issued)
Common stock ($0.001 par value, 450,000,000 shares authorized; 194,554,491 and 217,120,346 shares issued and 194,554,491 and 209,754,247 shares outstanding, respectively)	195	217
Additional paid-in capital	1,027,182	1,118,326
Retained earnings	3,710,313	4,356,835
Treasury stock (7,366,099 shares at December 31, 2015)	—	(544,772)
Accumulated other comprehensive loss	(89,643)	(59,826)

Total DaVita Inc. shareholders’ equity	4,648,047	4,870,780
Noncontrolling interests not subject to put provisions	201,694	213,392

Total equity	4,849,741	5,084,172

	$18,741,257	$18,514,875

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016
1. Consolidated Financial Results:
Consolidated net revenues	$3,716	$3,731	$3,534	$14,745
Operating income	$381	$819	$245	$1,895
Adjusted operating income excluding certain items(1)	$445	$472	$474	$1,849
Operating income margin	10.3%	22.0%	6.9%	12.8%
Adjusted operating income margin excluding certain items(1) (5)	12.0%	12.6%	13.4%	12.5%
Net income (loss) attributable to DaVita Inc.	$158	$571	$(6)	$880
Adjusted net income attributable to DaVita Inc. excluding certain items(1)	$192	$197	$214	$789
Diluted net income (loss) per share attributable to DaVita Inc.	$0.80	$2.76	$(0.03)	$4.29
Adjusted diluted net income per share attributable to DaVita Inc. excluding certain items(1)	$0.98	$0.95	$1.01	$3.85
2. Consolidated Business Metrics:
Expenses
General and administrative expenses as a percent of consolidated net revenues(2)	11.1%	10.9%	11.6%	10.8%
Consolidated effective tax rate	32.3%	14.6%	76.4%	30.6%
Consolidated effective tax rate attributable to DaVita Inc.(1)	36.3%	15.4%	105.7%	34.1%
Adjusted consolidated effective tax rate attributable to DaVita Inc.(1)	36.5%	40.0%	36.0%	38.4%
3. Summary of Division Financial Results:
Net revenues
Kidney Care:
U.S. dialysis and related lab services	$2,323	$2,324	$2,216	$9,138
Ancillary services and strategic initiatives, including international dialysis operations:
U.S. ancillary services and strategic initiatives	338	359	360	1,413
International dialysis	58	53	38	208

	396	412	398	1,621

Elimination of intersegment	(40)	(33)	(22)	(128)

Total Kidney Care	2,679	2,703	2,592	10,631
DMG	1,037	1,028	942	4,114

Total net consolidated revenues	$3,716	$3,731	$3,534	$14,745

Operating income (loss)
Kidney Care:
U.S. Dialysis and related lab services	$436	$452	$464	$1,777
Other – Ancillary services and strategic initiatives, including international dialysis operations:
U.S. ancillary services and strategic initiatives	(59)	(6)	(15)	(65)
International dialysis	(14)	368	(19)	332

	(73)	362	(34)	267

Corporate support and related long-term incentive compensation	—	(1)	(4)	(14)
Reduction of receivables associated with the DMG acquisition escrow provision	(4)	(27)	—	(31)

Total Kidney Care	359	786	426	1,999
DMG	22	33	(181)	(104)

Total consolidated operating income	$381	$819	$245	$1,895

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended			Year ended December 31, 2016
	December 31, 2016	September 30, 2016	December 31, 2015
4. Summary of Reportable Segment Financial Results:
U.S. Dialysis and Related Lab Services
Revenue:
Patient services revenues	$2,427	$2,429	$2,316	$9,551
Provision for uncollectible accounts	(109)	(109)	(104)	(430)

Net patient service operating revenues	2,318	2,320	2,212	9,121
Other revenues	5	4	4	17

Total net operating revenues	$2,323	$2,324	$2,216	$9,138

Operating expenses:
Patient care costs	$1,568	$1,565	$1,462	$6,145
General and administrative	199	188	181	751
Depreciation and amortization	124	123	112	483
Equity investment income	(4)	(4)	(3)	(18)

Total operating expenses	1,887	1,872	1,752	7,361

Segment operating income	$436	$452	$464	$1,777

DMG
Revenue:
DMG capitated revenues	$845	$846	$850	$3,431

Patient services revenues	179	173	80	642
Provision for uncollectible accounts	(6)	(6)	(4)	(20)

Net patient service operating revenues	173	167	76	622

Other revenues	19	15	16	61

Total net operating revenues	$1,037	$1,028	$942	$4,114

Operating expenses:
Patient care costs	$834	$824	$757	$3,291
General and administrative	123	121	121	489
Depreciation and amortization	58	53	44	211
Goodwill and other asset impairment charges	—	—	206	253
Gains on changes in ownership interests, net	—	—	—	(30)
Equity investment (income) loss	—	(3)	(5)	4

Total operating expenses	1,015	995	1,123	4,218

Segment operating income (loss)	$22	$33	$(181)	$(104)

Reconciliation for non-GAAP measure:
Add:
Goodwill and other intangible asset impairment charges	—	—	206	253
DMG Nevada hospice accrual	—	—	—	16
Gain on changes in ownership interests, net
Gain on sale of Tandigm ownership interest	—	—	—	(40)
Loss on sale of DMG Arizona	—	—	—	10

Adjusted segment operating income(1)	$22	$33	$25	$135

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended			Year ended December 31, 2016
	December 31, 2016	September 30, 2016	December 31, 2015
5. U.S. Dialysis and Related Lab Services Business Metrics:
Volume
Treatments	6,889,069	6,887,992	6,649,227	27,162,545
Number of treatment days	79.0	79.0	79.1	313.9
Treatments per day	87,203	87,190	84,061	86,532
Per day year over year increase	3.7%	4.2%	3.2%	4.1%
Normalized non-acquired treatment growth year over year	4.0%	4.4%	3.7%	4.2%
Operating revenues before provision for uncollectible accounts
Dialysis and related lab services revenue per treatment	$352.38	$352.62	$348.26	$351.64
Per treatment (decrease) increase from previous quarter	(0.1%)	0.5%	0.1%
Per treatment increase from previous year	1.2%	1.3%	0.4%	1.2%
Percent of consolidated net revenues	61.9%	61.9%	62.3%	61.5%
Expenses
Patient care costs
Percent of total segment operating net revenues	67.5%	67.3%	66.0%	67.2%
Per treatment	$227.68	$227.16	$219.86	$226.24
Per treatment increase (decrease) from previous quarter	0.2%	1.1%	(0.5%)
Per treatment increase from previous year	3.6%	2.8%	0.5%	2.2%
General and administrative expenses
Percent of total segment operating net revenues	8.5%	8.1%	8.2%	8.2%
Per treatment	$28.82	$27.36	$27.21	$27.63
Per treatment increase from previous quarter	5.3%	—	5.5%
Per treatment increase (decrease) from previous year	5.9%	6.1%	(8.5%)	1.3%
Accounts receivable
Net receivables	$1,358	$1,306	$1,255
DSO	55	52	53
Provision for uncollectible accounts as a percentage of revenues	4.5%	4.5%	4.5%	4.5%
6. DMG Business Metrics:
Capitated membership
Total members	749,300	749,900	807,400
Total member months
Senior	913,300	914,000	951,500	3,760,000
Commercial	1,018,400	1,026,300	1,109,900	4,130,800
Medicaid	318,800	326,500	367,100	1,320,800

Total member months	2,250,500	2,266,800	2,428,500	9,211,600

Capitated revenues by sources
Senior revenues	$617	$634	$607	$2,537
Commercial revenues	175	165	184	701
Medicaid revenues	53	47	59	193

Total capitated revenues	$845	$846	$850	$3,431

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended					Year ended December 31, 2016
	December 31, 2016	September 30, 2016		December 31, 2015
6. DMG Business Metrics: (continued)
Other
Total care dollars under management(1)	$1,295	$1,300		$1,213		$5,203
Ratio of operating income (loss) to total care dollars under management(1)	1.7%	2.5%		(14.9%)		(2.0%)
Ratio of adjusted operating income to total care dollars under management(1)(6)	1.7%	2.5%		2.1%		2.6%
DMG clinicians	2,037	1,996		1,400
IPA primary care physicians	2,555	2,570		2,937
7. Cash Flow:
Operating cash flow	$482.2	$535.6		$436.7		$1,963.4
Operating cash flow, last twelve months	$1,963.4	$1,917.9		$1,557.2
Free cash flow(1)	$329.4	$386.3		$256.2		$1,412.3
Free cash flow, last twelve months(1)	$1,412.3	$1,339.1		$1,055.5
Capital expenditures:
Routine maintenance/IT/other	$105.4	$98.5		$131.8		$358.7
Development and relocations	$148.5	$118.1		$114.0		$470.4
Acquisition expenditures	$66.5	$24.0		$5.8		$563.9
8. Debt and Capital Structure:
Total debt(3)	$9,192	$9,209		$9,226
Net debt, net of cash and cash equivalents(3)	$8,279	$8,295		$7,727
Leverage ratio (see calculation on page 15)	3.16x	2.98x		2.95x
Overall weighted average effective interest rate during the quarter	4.49%	4.42%		4.40%
Overall weighted average effective interest rate at end of the quarter	4.52%	4.49%		4.39%
Weighted average effective interest rate on the senior secured credit facilities at end of the quarter	3.68%	3.61%		3.50%
Fixed and economically fixed interest rates as a percentage of our total debt	53%	53	%(4)	61	%(4)
Fixed and economically fixed interest rates, including our interest rate cap agreements, as a percentage of our total debt	91%	91	%(4)	90	%(4)

(1)	These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules.
(2)	Consolidated percentages of revenues are comprised of the dialysis and related lab services business, DMG’s business and other ancillary services and strategic initiatives. General and administrative expenses includes certain corporate support and long-term incentive compensation, as well as an adjustment to reduce the receivables associated with the DMG acquisition escrow provision relating to income tax items for the third and fourth quarters of 2016 and year ended December 31, 2016, and the estimated accruals associated with our pharmacy business for the fourth quarters of 2015 and 2016, and the year ended December 31, 2016, and the estimated accrual for the DMG Nevada hospice business for the year ended December 31, 2016.
(3)

The reported balance sheet amounts at December 31, 2016, September 30, 2016, and December 31, 2015, excludes $79.9 million, $83.9 million and $96.0 million, respectively, of a debt discount associated with our Term Loan A, Term Loan B and senior notes, and other deferred financing costs.

(4)	The Term Loan B is subject to a LIBOR floor of 0.75%. At December 31, 2016, the actual LIBOR-based variable component of our interest rate exceeded 0.75% on the Term Loan B, and was subject to LIBOR-based interest rate volatility on the LIBOR variable component of our interest rate on all of the Term Loan B. However, we are limited to a maximum rate of 3.50% on the outstanding principal debt on the Term Loan B as a result of interest rate cap agreements. Actual LIBOR, for the three months ended September 30, 2016 and December 31, 2015 was lower than the embedded LIBOR floor during such periods and the interest rate on the Term Loan B was set at its floor during such periods. The Term Loan A bears interest at LIBOR plus an interest margin of 1.75%. We are limited to a maximum rate of 3.50% on $87.5 million of the Term Loan A as a result of interest rate cap agreements. In addition, the uncapped portion of the Term Loan A, which is subject to the variability of LIBOR, is $775 million.
(5)	Adjusted operating income margin is a calculation of adjusted operating income divided by consolidated net revenues.
(6)	Ratio of adjusted operating income to total care dollars under management is a calculation of adjusted operating income divided by total care dollars under management.

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in thousands)

Note 1: Calculation of the Leverage Ratio

Under the senior secured credit facilities (Credit Agreement), the leverage ratio is defined as all funded debt plus the face amount of all letters of credit issued, minus cash and cash equivalents, including short-term investments, divided by “Consolidated EBITDA”. The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A and revolving line of credit under the Credit Agreement by establishing the margin over the base interest rate (LIBOR) that is applicable. The following leverage ratio was calculated using “Consolidated EBITDA” as defined in the Credit Agreement. The calculation below is based on the last twelve months of “Consolidated EBITDA”, pro forma for routine acquisitions that occurred during the period. The Company’s management believes the presentation of “Consolidated EBITDA” is useful to users to enhance their understanding of the Company’s leverage ratio under its Credit Agreement. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net income attributable to DaVita Inc., net income attributable to DaVita Inc. or total debt as determined in accordance with United States generally accepted accounting principles (GAAP). The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Year ended December 31, 2016
Net income attributable to DaVita Inc.	$879,874
Income taxes	455,813
Interest expense	384,946
Depreciation and amortization	720,252
Goodwill and other intangible asset impairment charges	296,408
Noncontrolling interests and equity investment income, net	170,857
Stock-settled stock-based compensation	37,970
Gain on changes in ownership interest, net	(404,165)
Other	43,063

“Consolidated EBITDA”	$2,585,018

December 31, 2016
Total debt, excluding debt discount and other deferred financing costs of $79.9 million	$9,192,229
Letters of credit issued	96,915

9,289,144
Less: Cash and cash equivalents including short-term investments (excluding DMG’s physician owned entities cash)	(1,107,761)

Consolidated net debt	$8,181,383

Last twelve months “Consolidated EBITDA”	$2,585,018

Leverage ratio	3.16x

In accordance with the Credit Agreement, the Company’s leverage ratio cannot exceed 4.50 to 1.00 as of December 31, 2016. At that date the Company’s leverage ratio did not exceed 4.50 to 1.00.

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands except for per share data)

Note 2: Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.

We believe that adjusted net income and adjusted diluted net income per share attributable to DaVita Inc., excluding a gain on the APAC JV ownership changes, goodwill and other intangible asset impairment charges, an impairment of a minority equity investment, a gain on the sale of a portion of our Tandigm ownership interest, a loss on the sale of our DMG Arizona business, adjustments to reduce the receivables associated with the DMG acquisition escrow provision relating to income tax items, estimated accruals for damages and liabilities associated with our pharmacy and DMG Nevada hospice businesses, debt redemption charges and a settlement charge related to a private civil suit, net of related tax, enhances a user’s understanding of our normal net income attributable to DaVita Inc. and diluted net income per share attributable to DaVita Inc. for these periods by providing a measure that is meaningful because it excludes certain items which we do not believe are indicative of our ordinary results, and accordingly, is comparable to prior periods and indicative of normal net income attributable to DaVita Inc. and diluted net income per share attributable to DaVita Inc. These measures are not measures of financial performance under GAAP and should not be considered as an alternative to net income attributable to DaVita Inc. and diluted net income per share attributable to DaVita Inc.

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income (loss) attributable to DaVita Inc.	$157,726	$571,332	$(6,000)	$879,874	$269,732
Gain on APAC JV ownership changes	—	(374,374)	—	(374,374)	—
Goodwill and other intangible asset impairment charges	28,415	—	206,169	281,415	210,234
Goodwill impairment charge attributable to noncontrolling interests	(8,078)	—	—	(8,078)	—
Impairment of minority equity investment	14,993	—	—	14,993	—
Pharmacy accruals	15,770	—	22,530	15,770	22,530
Gain on sale of Tandigm ownership interest	—	—	—	(40,280)	—
Loss on sale of DMG Arizona	—	—	—	10,489	—
Reduction in the receivables associated with the DMG acquisition escrow provision	3,894	27,040	—	30,934	—
DMG Nevada hospice accrual	—	—	—	16,000	—
Debt redemption charges	—	—	—	—	48,072
Settlement charge	—	—	—	—	495,000
Related income tax	(20,686)	(27,040)	(8,643)	(37,312)	(217,781)

Adjusted net income attributable to DaVita Inc.	$192,034	$196,958	$214,056	$789,431	$827,787

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands except for per share data)

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Diluted net income (loss) per share attributable to DaVita Inc.	$0.80	$2.76	$(0.03)	$4.29	$1.25
Gain on APAC JV ownership changes	—	(1.81)	—	(1.82)	—
Goodwill and other intangible asset impairment charges	0.15	—	0.98	1.37	0.97
Goodwill impairment charge attributable to noncontrolling interests	(0.04)	—	—	(0.04)	—
Impairment of minority equity investment	0.08	—	—	0.07	—
Pharmacy accruals	0.08	—	0.10	0.08	0.10
Gain on sale of Tandigm ownership interest	—	—	—	(0.20)	—
Loss on sale of DMG Arizona	—	—	—	0.05	—
Reduction in the receivables associated with the DMG acquisition escrow provision	0.02	0.13	—	0.15	—
DMG Nevada hospice accrual	—	—	—	0.08	—
Debt redemption charges	—	—	—	—	0.22
Settlement charge	—	—	—	—	2.29
Tax effect of adjustments	(0.11)	(0.13)	(0.04)	(0.18)	(1.00)

Adjusted diluted net income per share attributable to DaVita Inc.	$0.98	$0.95	$1.01	$3.85	$3.83

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES – (continued)

(unaudited)

(dollars in thousands except for per share data)

In addition, we have excluded amortization of intangible assets associated with acquisitions from our adjusted net income attributable to DaVita Inc., net of tax, and from our adjusted diluted net income per share attributable to DaVita Inc. as we believe this presentation enhances a user’s understanding of our operating results for these periods by providing a different reflection of the Company’s operating performance since it excludes the amortization of intangible assets that relate to the fair value measurement of acquired intangible assets associated with our acquisitions, and accordingly is indicative of consistent adjusted net income excluding amortization of acquired intangibles, attributable to DaVita Inc. and diluted net income per share attributable to DaVita Inc. These measures are not measures of financial performance under GAAP and should not be considered as an alternative to net income attributable to DaVita Inc. and diluted net income per share attributable to DaVita Inc.

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Adjusted net income attributable to DaVita Inc.	$192,034	$196,958	$214,056	$789,431	$827,787
Add:
Amortization of intangible assets associated with acquisitions for the dialysis and ancillary operations	3,480	3,588	3,992	14,551	23,185
Amortization of intangible assets associated with acquisitions for the DMG operations	44,290	39,303	35,727	159,967	143,354
Less: Related income tax	(17,436)	(17,156)	(14,418)	(66,816)	(64,001)

	$222,368	$222,693	$239,357	$897,133	$930,325

Adjusted diluted net income per share attributable to DaVita Inc.	$0.98	$0.95	$1.01	$3.85	$3.83
Add:
Amortization of intangible assets per share associated with acquisitions for the dialysis and ancillary operations	0.02	0.02	0.02	0.08	0.11
Amortization of intangible assets per share associated with acquisitions for the DMG operations	0.22	0.19	0.16	0.78	0.66
Tax effect of adjustments	(0.09)	(0.08)	(0.07)	(0.33)	(0.30)

	$1.13	$1.08	$1.12	$4.38	$4.30

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

Note 3: Adjusted operating income.

Adjusted operating income is defined as operating income before certain items we do not believe are indicative of ordinary results, including a gain on the APAC JV ownership changes, goodwill and other intangible asset impairment charges, an impairment of a minority equity investment, a gain on the sale of a portion of our Tandigm ownership interest, a loss on the sale of our DMG Arizona business, adjustments to reduce the receivables associated with the DMG acquisition escrow provision relating to income tax items, estimated accruals for damages and liabilities associated with our pharmacy and DMG Nevada hospice businesses, and a settlement charge related to a private civil suit.

We use adjusted operating income as a measure to assess operating and financial performance. We believe that this measure enhances a user’s understanding of the normal operating income and of our consolidated enterprise and of our individual reportable segments.

Adjusted operating income is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of adjusted operating income is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted operating income may not be indicative of historical operating results, and we do not intend these calculations to be predictive of future results of operations or cash flows.

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Consolidated:
Operating income	$381,428	$819,156	$244,935	$1,894,543	$1,170,695
Gain on APAC JV ownership changes	—	(374,374)	—	(374,374)	—
Goodwill and other intangible asset impairment charges	28,415	—	206,169	281,415	210,234
Impairment of minority equity investment	14,993	—	—	14,993	—
Pharmacy accruals	15,770	—	22,530	15,770	22,530
Gain on sale of Tandigm ownership interest	—	—	—	(40,280)	—
Loss on sale of DMG Arizona	—	—	—	10,489	—
Reduction in the receivables associated with the DMG acquisition escrow provision	3,894	27,040	—	30,934	—
DMG Nevada hospice accrual	—	—	—	16,000	—
Settlement charge	—	—	—	—	495,000

Adjusted operating income	$444,500	$471,822	$473,634	$1,849,490	$1,898,459

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016
Kidney Care:
U.S. dialysis and related lab services:
Segment operating income	$435,581	$452,187	$464,378	$1,777,014
Add: Settlement charge	—	—	—	—

Adjusted operating income	$435,581	$452,187	$464,378	$1,777,014

Other — Ancillary services and strategic initiatives:
U.S. ancillary services and strategic initiatives
Segment operating loss	$(58,562)	$(5,935)	$(14,505)	$(65,586)
Add:
Goodwill impairment charge	28,415	—	—	28,415
Pharmacy accruals	15,770	—	22,530	15,770

Adjusted operating loss	$(14,377)	$(5,935)	$8,025	$(21,401)

International dialysis
Segment operating income	$(13,273)	$367,838	$(19,243)	$331,910
Add:
Gain on APAC JV ownership changes	—	(374,374)	—	(374,374)
Impairment of investment	14,993	—	—	14,993

Adjusted operating income (loss)	$1,720	$(6,536)	$(19,243)	$(27,471)

Adjusted operating loss	$(12,657)	$(12,471)	$(11,218)	$(48,872)

Corporate administrative support:
Segment operating loss	$(4,195)	$(28,028)	$(4,432)	$(44,562)
Add: Reduction in the receivables associated with the DMG acquisition escrow provision	3,894	27,040	—	30,934

Adjusted operating loss	$(301)	$(988)	$(4,432)	$(13,628)

Kidney Care adjusted operating income	$422,623	$438,728	$448,728	$1,714,514

DMG:
Segment operating income (loss)	$21,877	$33,094	$(181,263)	$(104,233)
Add:
Goodwill and other intangible asset impairment charges	—	—	206,169	253,000
Gain on sale of Tandigm ownership interest	—	—	—	(40,280)
Loss on sale of DMG Arizona	—	—	—	10,489
DMG Nevada hospice accrual	—	—	—	16,000

DMG adjusted operating income	$21,877	$33,094	$24,906	$134,976

Consolidated adjusted operating income	$444,500	$471,822	$473,634	$1,849,490

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

Note 4: Effective income tax rates and adjusted effective income tax rates.

We believe that reporting the effective income tax rate attributable to DaVita Inc. as well as the adjusted effective income tax rate attributable to DaVita Inc., excluding a gain on the APAC JV ownership changes, goodwill and other intangible asset impairment charges, an impairment of a minority equity investment, a gain on the sale of a portion of our Tandigm ownership interest, a loss on the sale of our DMG Arizona business, adjustments to reduce the receivables associated with the DMG acquisition escrow provision relating to income tax items, and estimated accruals for damages and liabilities associated with our pharmacy and DMG Nevada hospice businesses, net of tax, enhances a user’s understanding of DaVita Inc.’s effective income tax rate and DaVita Inc.’s adjusted effective income tax rate for the periods presented because it excludes noncontrolling owners’ income that primarily relates to non-tax paying entities and certain non-deductible charges which we do not believe are indicative of our ordinary results, and, therefore, these adjusted measures are meaningful to a user to fully understand the related income tax effects on DaVita Inc.’s operating results. These are not measures under GAAP and should not be considered as an alternative to the effective income tax rate calculated in accordance with GAAP.

Effective income tax rate as compared to the effective income tax rate attributable to DaVita Inc. is as follows:

	Three months ended			Year ended December 31, 2016
	December 31, 2016	September 30, 2016	December 31, 2015
Income before income taxes	$278,072	$716,451	$146,307	$1,488,895

Income tax expense	$89,802	$104,301	$111,833	$455,813

Effective income tax rate	32.3%	14.6%	76.4%	30.6%

	Three months ended			Year ended December 31, 2016
	December 31, 2016	September 30, 2016	December 31, 2015
Income before income taxes	$278,072	$716,451	$146,307	$1,488,895
Less: Noncontrolling owners’ income primarily attributable to non-tax paying entities	(30,646)	(40,909)	(40,587)	(153,641)

Income before income taxes attributable to DaVita Inc.	$247,426	$675,542	$105,720	$1,335,254

Income tax expense	$89,802	$104,301	$111,833	$455,813
Less: Income tax attributable to noncontrolling interests	(102)	(91)	(113)	(433)

Income tax expense attributable to DaVita Inc.	$89,700	$104,210	$111,720	$455,380

Effective income tax rate attributable to DaVita Inc.	36.3%	15.4%	105.7%	34.1%

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

Adjusted effective income tax rate as compared to the adjusted effective income tax rate attributable to DaVita Inc. is as follows:

	Three months ended			Year ended December 31, 2016
	December 31, 2016	September 30, 2016	December 31, 2015
Income before income taxes	$278,072	$716,451	$146,307	$1,488,895
Add:
Goodwill and other intangible asset impairment charges	28,415	—	206,169	281,415
Pharmacy accruals	15,770	—	22,530	15,770
Impairment of minority equity investment	14,993	—	—	14,993
Loss on sale of DMG Arizona	—	—	—	10,489
Reduction in the receivables associated with the DMG acquisition escrow provision	3,894	27,040	—	30,934
DMG Nevada hospice accrual	—	—	—	16,000
Less:
Gain on APAC JV ownership changes	—	(374,374)	—	(374,374)
Gain on sale of Tandigm ownership interest	—	—	—	(40,280)
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(30,646)	(40,909)	(40,587)	(153,641)
Goodwill impairment charge attributable to noncontrolling interests	(8,078)	—	—	(8,078)

Adjusted income before income taxes attributable to DaVita Inc.	$302,420	$328,208	$334,419	$1,282,123

Income tax expense	$89,802	$104,301	$111,833	$455,813
Add income tax related to:
Sale of DMG Arizona	—	—	—	4,490
Reduction in receivables associated with the DMG acquisition escrow provision	3,894	27,040	—	30,934
Goodwill and other intangible asset impairment charges	7,342	—	6,647	7,342
Pharmacy accruals	4,090	—	1,996	4,090
Impairment of minority equity investment	5,360	—	—	5,360
Less income tax related to:	—	—	—	—
Sale of Tandigm ownership interest	—	—	—	(14,904)
Noncontrolling interests	(102)	(91)	(113)	(433)

Adjusted income tax attributable to DaVita Inc.	$110,386	$131,250	$120,363	$492,692

Adjusted effective income tax rate attributable to DaVita Inc.	36.5%	40.0%	36.0%	38.4%

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

Note 5: Free cash flow.

Free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests and capital expenditures for routine maintenance and information technology. We believe free cash flow is a useful adjunct to cash flow from operating activities and other measurements under GAAP, since free cash flow is a meaningful measure of our ability to fund acquisitions and development activities and meet our debt service requirements. In addition, free cash flow excluding distributions to noncontrolling interests provides a user with an understanding of free cash flows that are attributable to DaVita Inc. Free cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

	Three months ended			Year ended December 31, 2016
	December 31, 2016	September 30, 2016	December 31, 2015
Cash provided by operating activities	$482,182	$535,623	$436,673	$1,963,444
Less: Distributions to noncontrolling interests	(47,329)	(50,919)	(48,697)	(192,401)

Cash provided by operating activities attributable to DaVita Inc.	434,853	484,704	387,976	1,771,043
Less: Expenditures for routine maintenance and information technology	(105,441)	(98,464)	(131,769)	(358,739)

Free cash flow	$329,412	$386,240	$256,207	$1,412,304

	Rolling 12-Month Period
	December 31, 2016	September 30, 2016	December 31, 2015
Cash provided by operating activities	$1,963,444	$1,917,935	$1,557,200
Less: Distributions to noncontrolling interests	(192,401)	(193,769)	(174,635)

Cash provided by operating activities attributable to DaVita Inc.	1,771,043	1,724,166	1,382,565
Less: Expenditures for routine maintenance and information technology	(358,739)	(385,067)	(327,079)

Free cash flow	$1,412,304	$1,339,099	$1,055,486

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

Note 6: Total care dollars under management.

In California, as a result of our managed care administrative services agreements with hospitals and health plans, DMG does not assume the direct financial risk for institutional (hospital) services in most cases, but is responsible for managing the care dollars associated with both the professional (physician) and institutional services being provided for the Per Member Per Month (PMPM) fee attributable to both professional and institutional services. In cases where DMG does not assume the direct financial risk, DMG recognizes the surplus of institutional revenue less institutional expense as DMG net revenue recorded as capitated revenues. In addition to revenues recognized for financial reporting purposes, DMG measures its total care dollars under management, which includes the PMPM fee payable to third parties for institutional services where DMG manages the care provided to its members by the hospitals and other institutions, which are not included in GAAP revenues. DMG uses total care dollars under management as a supplement to GAAP revenues as it allows DMG to measure profit margins on a comparable basis across both the global capitation model (where DMG assumes the full financial risk for all services, including institutional services) and the risk sharing models (where DMG operates under managed care administrative services agreements where DMG does not assume the full risk). DMG believes that presenting amounts in this manner is useful because it presents its operations on a unified basis without the complication caused by models that DMG has adopted in its California market as a result of various regulations related to the assumption of institutional risk. Total care dollars under management is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for revenues calculated in accordance with GAAP. Total care dollars under management includes PMPM payments received from third parties that are recorded net of expenses in our accounting records. The following table reconciles total care dollars under management to medical revenues for the periods indicated.

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016
Medical revenues	$1,017,576	$1,012,908	$925,764	$4,052,337
Less: Risk share revenue, net	(37,243)	(26,125)	(44,134)	(142,138)
Add: Institutional capitation amounts	315,033	313,367	331,736	1,293,253

Total care dollars under management	$1,295,366	$1,300,150	$1,213,366	$5,203,452